KPMG LLP 265 Clinton Square Rochester, NY 14604-1701 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-258340) on Form S-1 and (No. 333-251771) on Form S-8 of our report dated May 31, 2023, with respect to the consolidated financial statements of Hyzon Motors Inc. /s/ KPMG LLP Rochester, New York May 31, 2023